Exhibit 1.1

Phillips 66

Debt Securities

fully and unconditionally guaranteed by Phillips 66 Company

PURCHASE AGREEMENT

1. Introductory. Phillips 66, a Delaware corporation (the “Parent”), and Phillips 66 Company, a Delaware corporation (“Phillips 66 Company” or the “Guarantor”), propose that the Parent will issue and sell from time to time certain of its unsecured debt securities (the “Debt Securities”) that will be fully and unconditionally guaranteed by Phillips 66 Company (the Debt Securities, including the guarantee relating thereto by the Guarantor (the “Guarantee”), being hereinafter called the “Securities”). The Securities will be issued under an indenture, to be dated as of the Closing Date (as defined below) (the “Indenture”), among the Parent, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”), in one or more series, which series may vary as to interest rates, maturities, redemption provisions, selling prices and other terms, with all such terms for any particular series of the Securities being determined at the time of sale. Particular series of the Securities will be sold pursuant to a Terms Agreement referred to in Section 3, for resale in accordance with terms of offering determined at the time of sale.

The Securities involved in any such offering are hereinafter referred to as the “Offered Securities”. The firm or firms which agree to purchase the Offered Securities, as set forth in a Terms Agreement referred to in Section 3 hereof, are hereinafter referred to as the “Initial Purchasers” (which term shall include any person substituted for an Initial Purchaser pursuant to Section 8 hereof) of such securities, and the representative or representatives of the Initial Purchasers, if any, specified in a Terms Agreement referred to in Section 3 hereof are hereinafter referred to as the “Representatives”; provided, however, that if the Terms Agreement does not specify any representative of the Initial Purchasers, the term “Representatives”, as used in this Agreement (other than in Sections 2(d) and 7 and the second sentence of Section 3), shall mean the Initial Purchasers.

The holders of the Offered Securities, including the Initial Purchasers and their direct and indirect transferees, will be entitled to the benefits of a registration rights agreement, to be dated as of the Closing Date (the “Registration Rights Agreement”), among the Parent, the Guarantor and the Initial Purchasers, pursuant to which the Parent and the Guarantor will be required to file with the Securities and Exchange Commission (the “Commission”), under the circumstances set forth therein, (i) one or more registration statements under the Securities Act of 1933 (as amended, the “Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) relating to additional series of debt securities of the Parent with terms substantially identical to each series of the Offered Securities (the “Registered Securities”) to be offered in exchange for the Offered Securities (the “Exchange Offer”) and (ii) a shelf registration statement pursuant to Rule 415 under the Act relating to the resale by certain holders of the Offered Securities, and in each case, to use their commercially reasonable efforts to cause such registration statements to be declared effective.

In each case in exchange for a new series of Securities (the “Exchange Securities”) issued in exchange for all or a portion of a previously issued series of Securities, having identical terms to the Securities exchanged, subject to exceptions set forth in the Indenture and the Final Offering Memorandum, (as defined below), the Parent may cause, subject to certain conditions set forth in the Indenture, (i) Phillips 66 Company to issue Exchange Securities in exchange for Securities of the Parent, which Exchange Securities shall be guaranteed by the Parent, (ii) Phillips 66 Project Development Inc. (“PDI”) to issue Exchange Securities in exchange for Exchange Securities of Phillips 66 Company, which Exchange Securities shall be guaranteed by the Parent and Phillips 66 Company, and (iii) Phillips 66 Partners LP (“PSXP” and, along with Phillips 66 Company and PDI, each an “Eligible Exchange Securities Issuer”) to issue Exchange Securities in exchange for Exchange Securities of PDI, which Exchange Securities shall be guaranteed by the Parent and Phillips 66 Company.

The Parent understands that the Initial Purchasers propose to make an offering of the Offered Securities on the terms and in the manner set forth herein and in the Disclosure Package (as defined below) and agree that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Offered Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Disclosure Package (the first time when resales of the Securities are made, as set forth in any Terms Agreement referred to in Section 3 entered into in connection with a specified offering of the Offered Securities, is referred to as the “Execution Time”). The Parent acknowledges and agrees that the Initial Purchasers may offer and sell the Offered Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell the Offered Securities purchased by it to or through any Initial Purchaser. The Offered Securities are to be offered and sold to or by the Initial Purchasers without being registered with the Commission under the Act in reliance upon exemptions therefrom. Pursuant to the terms of the Offered Securities and the Indenture, investors who acquire Offered Securities shall be deemed to have agreed that Offered Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Act or if an exemption from the registration requirements of the Act is available (including the exemptions afforded by Rule 144A under the Act (“Rule 144A”) or Regulation S under the Act (“Regulation S”)).

In connection with each offering of Offered Securities, the Parent and the Guarantor will prepare and deliver to each Initial Purchaser copies of a preliminary offering memorandum (the “Preliminary Offering Memorandum”) and a pricing supplement (the “Pricing Supplement”) describing the terms of the Offered Securities, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase or offering of the Offered Securities. “Disclosure Package” shall mean, with respect to any specific offering of the Offered Securities, (i) the Preliminary Offering Memorandum used most recently prior to the Execution Time and (ii) the Pricing Supplement identified in Schedule B to the Terms Agreement. Promptly after the Terms Agreement is executed and delivered, the Parent will prepare and deliver to each Initial Purchaser a final offering memorandum dated the date of such Terms Agreement (the “Final Offering Memorandum”).

The Parent hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the other materials contained in the Disclosure Package and the Final Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Preliminary Offering Memorandum.

2. Representations and Warranties of the Parent. The Parent, as of the Execution Time and as of the Closing Date, represents and warrants to, and agrees with, each Initial Purchaser that:

(a) No Registration. Subject to the accuracy of the representations and warranties of the Initial Purchasers set forth in the Terms Agreement referred to in Section 3 hereof and compliance by the Initial Purchasers with the procedures set forth in Section 6 hereof, it is not necessary in connection with the issuance, offer, sale and delivery of the Offered Securities to the Initial Purchasers and the offer, resale and delivery of the Offered Securities by the Initial Purchasers to each Subsequent Purchaser in the manner contemplated by this Agreement and the Preliminary Offering Memorandum, the Disclosure Package and the Final Offering Memorandum to register the Offered Securities under the Act or, until such time as the Registered Securities are issued pursuant to an effective registration statement, to qualify the Indenture under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(b) No Similar Offerings or General Solicitations. None of the Parent, the Guarantor or any of their respective affiliates (as such term is defined in Rule 501(b) under the Act) (each, an “Affiliate”) or any person acting on their behalf (other than the Initial Purchasers, as to whom the Parent makes no representation or warranty) has, within the six-month period prior to the date of the Terms Agreement, directly or indirectly, sold, solicited any offer to buy or offered to sell or otherwise negotiated in respect of, or will, directly or indirectly, sell, solicit any offer to buy or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident (each as defined in Regulation S and collectively “U.S. Persons”), any security in a manner so as to cause such security to be integrated with the sale of the Offered Securities in a manner that would require the Offered Securities to be registered under the Act. None of the Parent, the Guarantor or any of their respective Affiliates or any person acting on their behalf (other than the Initial Purchasers, as to whom the Parent makes no representation or warranty) has engaged or will engage, in connection with the offering of the Offered Securities, in an offer to sell or in a solicitation of an offer to buy the Offered Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Act or in a manner involving a public offering within the meaning of Section 4(a)(2) of the Act. With respect to those Offered Securities sold in reliance upon Rule 903 of Regulation S, (i) none of the Parent, the Guarantor or any of their respective Affiliates or any person acting on its or their behalf (other than the Initial

Purchasers, as to whom the Parent makes no representation or warranty) has engaged or will engage in an offer to sell or a solicitation of an offer to buy the Offered Securities by means of any “directed selling efforts” within the meaning of Rule 902(c) of Regulation S and (ii) each of the Parent, the Guarantor and their respective Affiliates and any person acting on their behalf (other than the Initial Purchasers, as to whom the Parent makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(c) Rule 144A Eligibility. The Offered Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) or quoted in any automated interdealer quotation system.

(d) Disclosure Package and Final Offering Memorandum. Neither the Disclosure Package, as of the Execution Time, nor the Final Offering Memorandum, as of its date or (as amended or supplemented in accordance with Section 4(a), as applicable) as of the Closing Date, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Parent or its subsidiaries in writing by or on behalf of any Initial Purchaser through the Representatives expressly for use in the Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto, as the case may be, it being understood that the only such information consists of the information described in the Terms Agreement. The Disclosure Package contains, and the Final Offering Memorandum will contain, all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Act. The Parent and its subsidiaries have not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Initial Purchasers’ distribution of the Offered Securities, any offering material in connection with the offering and sale of the Securities other than the Disclosure Package, the Final Offering Memorandum and any electronic road show or other written communication used in accordance with Section 4(a) hereof.

(e) Additional Written Communications. The Parent, the Guarantor and their subsidiaries, including their agents and representatives (other than the Initial Purchasers, as to whom the Parent makes no representation or warranty), have not prepared, made, used, authorized, approved, referred to or distributed and will not prepare, make, use, authorize, approve, refer to or distribute any written communication that constitutes an offer to sell or solicitation of an offer to buy the Offered Securities other than (i) the Disclosure Package, (ii) the Final Offering Memorandum and (iii) any electronic road show or other written communications, in each case used in accordance with Section 4(a). Each such communication by the Parent, the Guarantor and their subsidiaries or their respective agents and representatives pursuant to clause (iii) of the preceding sentence (each, a “Company Additional Written Communication”), when taken together with the Disclosure Package, did not as of the Execution Time, and at the Closing Date will not, conflict with the information contained in the Disclosure Package or the Final Offering Memorandum or contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from each such Company Additional Written Communication made in reliance upon and in conformity with information furnished to the Parent or its subsidiaries in writing by or on behalf of any Initial Purchaser through the Representatives expressly for use in any Company Additional Written Communication, it being understood that the only such information consists of the information described in the Terms Agreement.

(f) No Conflicts. The execution, delivery and performance by the Parent and the Guarantor of the Indenture, the Offered Securities, the Guarantee, the Registration Rights Agreement and the Terms Agreement (including the provisions of this Agreement), as applicable, the issuance and sale of the Offered Securities by the Parent and of the Guarantee by the Guarantor and compliance by the Parent and the Guarantor with the terms and provisions thereof, and the issuance of Exchange Securities by each Eligible Exchange Securities Issuer and the guarantee thereof by the Parent and Phillips 66 Company and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act, the laws of the State of Texas or the federal laws of the United States that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Parent and its subsidiaries taken as a whole (a “Material Adverse Effect”), or (ii) any agreement or instrument to which the Parent, the Guarantor, PDI or PSXP is a party or by which the Parent, the Guarantor, PDI or PSXP is bound or to which any of the properties of the Parent, the Guarantor, PDI or PSXP is subject that could reasonably be expected to have a Material Adverse Effect, or (iii) the certificate of incorporation or certificate of limited partnership (as the case may be) or by-laws or agreement of limited partnership (as the case may be) of the Parent, the Guarantor, PDI or PSXP.

(g) No Violation or Default. Neither the Parent nor the Guarantor is (i) in violation of its certificate of incorporation or by-laws, (ii) in default under any agreement or instrument to which the Parent or the Guarantor is a party or by which the Parent or the Guarantor is bound or to which any of the properties of the Parent or the Guarantor is subject, or (iii) in violation of any law, ordinance, governmental rule or regulation or court decree to which it may be subject, which default or violation in the case of clause (ii) or (iii) could reasonably be expected to have a Material Adverse Effect.

(h) Financial Statements. The consolidated financial statements of the Parent, the Guarantor and their consolidated subsidiaries, together with the related notes thereto, included or incorporated by reference in the Disclosure Package and the Final Offering

Memorandum, present fairly the financial position of the Parent and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements comply in all material respects as to form with the accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as otherwise noted therein or as may be expressly stated in the related notes thereto.

The consolidated financial statements of PSXP and its consolidated subsidiaries, together with the related notes thereto, included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum, present fairly the financial position of PSXP and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements comply in all material respects as to form with the accounting requirements of the Act and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as otherwise noted therein or as may be expressly stated in the related notes thereto.

The interactive data in eXtensible Business Reporting Language furnished with the Exchange Act filings incorporated by reference in the Disclosure Package and the Final Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto. All non-GAAP financial information included in the Disclosure Package and the Final Offering Memorandum, if any, complies with the requirements of Item 10 of Regulation S-K under the Act. The selected financial data set forth in Item 6 of the Parent’s most recent Annual Report on Form 10-K (the “Selected Financial Data”) and included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum, fairly present the information included therein. The information under the heading “Ratio of Earnings to Fixed Charges” in the Disclosure Package and the Final Offering Memorandum has been prepared in accordance with the requirements of the Act, has been derived, where applicable, from the financial statements included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum, and fairly presents the information included therein.

(i) Anti-Money Laundering. The operations of the Parent and its consolidated subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Parent or any of its consolidated subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Parent or any of its consolidated subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Parent or the Guarantor, threatened, the outcome of which could reasonably be expected to be material in the context of the offering of the Offered Securities.

(j) Anti-Corruption. Neither the Parent nor any of its consolidated subsidiaries, nor to the knowledge of the Parent or the Guarantor, any agent, director, officer, employee or other person associated with or acting on behalf of the Parent and its consolidated subsidiaries has, since May 1, 2012, (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”); or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Parent and its consolidated subsidiaries have instituted, maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws.

(k) Sanctions. Neither the Parent, nor any of its consolidated subsidiaries, nor to the knowledge of the Parent or the Guarantor, any agent, director, officer, employee or other person associated with or acting on behalf of the Parent or its consolidated subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”), nor is the Parent or any of its consolidated subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Parent will not directly or indirectly use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any consolidated subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of Sanctions or the Anti-Corruption Laws. Since May 1, 2012, the Parent and its consolidated subsidiaries have not engaged in, and are not now knowingly engaged in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of relevant Sanctions or with any Sanctioned Country.

(l) Stabilization. Each of the Parent and the Guarantor has not taken and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Offered Securities or of any security of the Parent to facilitate the sale or resale of the Offered Securities.

3. Purchase and Offering of Offered Securities. The obligation of the Initial Purchasers to purchase the Offered Securities will be evidenced by an agreement or exchange of other written communications (“Terms Agreement”) at the time the Parent determines to sell the Offered Securities. The Terms Agreement will incorporate by reference the provisions of this Agreement, except as otherwise provided therein, and will specify the firm or firms which will be Initial Purchasers, the names of any Representatives, the principal amount of the Offered Securities to be purchased by each Initial Purchaser, the commission or fee to be paid to the Initial Purchasers and the terms of the Offered Securities not already specified in the Indenture, including, but not limited to, interest rate, maturity, any redemption provisions and any sinking fund requirements. The Terms Agreement will also specify the time and date of delivery and payment (such time and date or such other time not later than seven full business days thereafter as the Representatives and the Parent agree as the time for payment and delivery, being herein and in the Terms Agreement referred to as the “Closing Date”), the place of delivery and payment and any details of the terms of offering that should be reflected in the offering memorandum relating to the offering of the Offered Securities. For purposes of Rule 15c6-1 under the Exchange Act, the Closing Date (if later than the otherwise applicable settlement date) shall be the date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The obligations of the Initial Purchasers to purchase the Offered Securities will be several and not joint. It is understood that the Initial Purchasers propose to offer the Offered Securities for sale as set forth in the Final Offering Memorandum.

If the Terms Agreement specifies “Book-Entry Only” settlement or otherwise states that the provisions of this paragraph shall apply, the Parent will deliver against payment of the cash purchase price the Offered Securities in the form of one or more permanent global securities in definitive form (the “Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The Global Securities will be made available for inspection by the Representatives not later than 5:00 pm, New York City time, on the business day prior to the Closing Date. Interests in any permanent global securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Final Offering Memorandum. Payment for the Offered Securities shall be made by the Initial Purchasers in Federal (same day) funds by official check or checks or wire transfer to an account previously designated by the Parent at a bank acceptable to the Representatives, in each case drawn to the order of the Parent at the place of payment specified in the Terms Agreement on the Closing Date, against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Offered Securities.

4. Certain Agreements of the Parent. The Parent covenants and agrees with the several Initial Purchasers that, in connection with each offering of Offered Securities:

(a) Amendments or Supplements. As promptly as practicable following the Execution Time and in any event not later than the second business day following the date hereof, the Parent will prepare and deliver to the Initial Purchasers the Final Offering Memorandum, which shall consist of the Preliminary Offering Memorandum as modified only by the information contained in the Pricing Supplement. The Parent will not finalize the Final Offering Memorandum, amend or supplement the Preliminary Offering Memorandum, the Pricing Supplement or any other materials contained in the Disclosure Package and will not amend or supplement the Final Offering Memorandum prior to the Closing Date, in each case unless the Representatives shall previously have been furnished a copy of the proposed Final Offering Memorandum, amendment or supplement and shall not have objected to the Final Offering Memorandum or such amendment or supplement. Before making, preparing, using, authorizing, approving or distributing any Company Additional Written Communication, the Parent will furnish to the Representatives a copy of such written communication for review and will not make, prepare, use, authorize, approve or distribute any such written communication to which the Representatives reasonably object.

(b) Notice and Effect of Material Events; Ongoing Compliance of Offering Memorandum.

(i) If at any time prior to the Closing Date (x) any event shall occur or condition shall exist as a result of which the Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (y) it is necessary to amend or supplement the Disclosure Package to comply with law, the Parent and the Guarantor will immediately notify the Initial Purchasers thereof and forthwith prepare and (subject to Section 4(a) hereof) furnish, at their own expense, to the Initial Purchasers such amendments or supplements to the Disclosure Package as may be necessary so that the statements in the Disclosure Package as so amended or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that the Disclosure Package will comply with all applicable law.

(ii) If, prior to the completion of the placement of the Offered Securities by the Initial Purchasers with the Subsequent Purchasers, (x) any event shall occur or condition shall exist as a result of which the Final Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Final Offering Memorandum is delivered to a Subsequent Purchaser, not misleading or (y) it is necessary to amend or supplement the Final Offering Memorandum to comply with law, the Parent and the Guarantor will immediately notify the Initial Purchasers thereof and forthwith prepare and (subject to Section 4(a) hereof)

furnish, at their own expense, to the Initial Purchasers such amendments or supplements to the Final Offering Memorandum, as may be necessary so that the statements in the Final Offering Memorandum as so amended or supplemented will not, in the light of the circumstances at the time of sale of the Offered Securities, be misleading or so that the Final Offering Memorandum, as so amended or supplemented, will comply with all applicable law.

(iii) The Parent will advise the Representatives promptly, and confirm such advice in writing, (x) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Disclosure Package or the Final Offering Memorandum or the initiation or threatening of any proceeding for that purpose and (y) of the receipt by the Parent of any notice with respect to any suspension of the qualification of the Offered Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Parent will use its commercially reasonable efforts to prevent the issuance of any such order preventing or suspending the use of any of the Disclosure Package or the Final Offering Memorandum or suspending any such qualification of the Offered Securities and, if any such order is issued, will use its commercially reasonable efforts to obtain as soon as possible the withdrawal thereof.

The Parent hereby expressly acknowledges that the indemnification and contribution provisions of Section 7 hereof are specifically applicable and relate to each offering memorandum, amendment or supplement referred to in this Section 4.

(c) Delivery of Copies. As promptly as practicable, the Parent agrees to furnish the Initial Purchasers, without charge, as many copies of the Preliminary Offering Memorandum and other materials contained in the Disclosure Package, the Final Offering Memorandum, any Company Additional Written Communication and any amendments or supplements thereto as they may reasonably request.

(d) DTC, Euroclear and Clearstream. The Parent will cooperate with the Initial Purchasers and use its best efforts to permit the Offered Securities to be eligible for clearance and settlement through the facilities of the Depositary, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking société anonyme (“Clearstream”).

(e) Rule 144A Information. While the Offered Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Parent and the Guarantor will, during any period in which the Parent is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Offered Securities and prospective purchasers of the Offered Securities designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act.

(f) No Resales by the Parent. The Parent will not, and will not permit any of its affiliates (as defined in Rule 144 under the Act) to, resell any of the Offered Securities that have been reacquired by any of them.

(g) Legend. Each certificate for an Offered Security will bear the legend contained in “Transfer Restrictions” in the Preliminary Offering Memorandum for the time period and upon the other terms stated in the Preliminary Offering Memorandum.

(h) Blue Sky Compliance. The Parent will use its commercially reasonable efforts to arrange for the qualification of the Offered Securities for offer and sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution of the Offered Securities; provided, however, that neither the Parent nor Phillips 66 Company will be required in connection therewith to register or qualify as a foreign corporation where it would not otherwise be so qualified or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in any jurisdiction where it would not otherwise be so subject. The Parent will promptly advise the Representatives of the receipt by it or Phillips 66 Company of any notification with respect to the suspension of the qualification of the Offered Securities for offer and sale in any such jurisdiction or the initiation or threatening of any proceeding for such purpose.

(i) Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Parent will pay all costs and expenses incident to the performance of its obligations under the Terms Agreement (including the provisions of this Agreement), for any filing fees or other expenses (including reasonable fees and disbursements of counsel) in connection with qualification of the Offered Securities for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Representatives may designate in accordance with Section 4(h) and the printing of memoranda relating thereto; any fees charged by investment rating agencies for the rating of the Offered Securities; any applicable filing fee incident to, and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with, the preparation of any Blue Sky memorandum and review by the Financial Industry Regulatory Authority, Inc., if any, of the terms of sale of the Offered Securities; any fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); any travel expenses of the Parent’s officers and employees and any other expenses of the Parent in connection with attending or hosting meetings with prospective purchasers of Securities; any costs incident to the issuance and delivery of the Offered Securities (including printing and engraving costs) and any necessary issue, transfer or other stamp taxes in that connection; all expenses and application fees incurred in connection with the application for the inclusion of the Offered Securities for book-entry transfer by DTC; and for expenses incurred in preparing, printing and distributing the Final Offering Memorandum, any preliminary offering memoranda or any other amendments or supplements to the Final Offering Memorandum to the Initial Purchasers. Except as provided in Section 4(i), Section 7 and Section 9 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of counsel.

(j) Clear Market. The Parent will not, and will cause Phillips 66 Company not to, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to any United States dollar-denominated debt securities issued or guaranteed by the Parent or Phillips 66 Company and having a maturity of more than one year from the date of issue or any security convertible into or exchangeable or exercisable for any such debt security, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representatives, for a period beginning at the time of execution of the Terms Agreement and ending the number of days after the Closing Date specified under “Blackout” in the Terms Agreement (other than as contemplated by this Agreement and to register the Registered Securities).

(k) Pricing Supplement. The Parent will prepare the Pricing Supplement, containing solely a description of the terms of the Offered Securities and the offering thereof, in the form approved by the Representatives. The Parent consents to the use by any Initial Purchaser of an additional writing that (i) is not a Company Additional Written Communication and (ii) contains only information (A) describing the preliminary offering terms of the Offered Securities or their offering or information that describes the final terms of the Offered Securities or their offering and (B) that is included in the Pricing Supplement.

5. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Parent and the Guarantor herein, to the accuracy of the statements of the Parent and the Guarantor officers made pursuant to the provisions hereof, to the performance by each of the Parent and the Guarantor of their respective obligations hereunder and to the following additional conditions precedent:

(a) Parent Comfort Letter. The Representatives, on behalf of the Initial Purchasers, shall have received a letter, dated as of the Execution Time, of Ernst & Young LLP confirming that they are independent registered public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and stating to the effect that:

(i) in their opinion the financial statements and any schedules audited by them and included or incorporated by reference in the Final Offering Memorandum and the Disclosure Package comply as to form in all material respects with the applicable accounting requirements of the Act and the Exchange Act and the related published Rules and Regulations adopted by the SEC;

(ii) they have performed the procedures specified by the Public Company Accounting Oversight Board for a review of interim financial information as described in AU722, Interim Financial Information, on any unaudited financial statements included in the Disclosure Package or the Final Offering Memorandum;

(iii) on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Parent, inquiries of officials of the Parent who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

(A) the unaudited financial statements, if any, included in the Disclosure Package or the Final Offering Memorandum do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles;

(B) if any unaudited “capsule” information is contained in the Disclosure Package or the Final Offering Memorandum, the unaudited consolidated total revenues, net income and net income per share amounts or other amounts constituting such “capsule” information and described in such letter do not agree with the corresponding amounts set forth in the unaudited consolidated financial statements or were not determined on a basis substantially consistent with that of the corresponding amounts in the audited statements of income;

(C) if (and only if) any consolidated balance sheet for the Parent is available for any period subsequent to the latest consolidated balance sheet included in the Disclosure Package or the Final Offering Memorandum, at the date of the latest available consolidated balance sheet of the Parent read by such accountants, there was any change in the capital stock, any increase in total debt, any decrease in consolidated net current assets (working capital) or any decrease in stockholders’ equity, as compared with amounts shown on the latest consolidated balance sheet included in the Disclosure Package or the Final Offering Memorandum;

(D) at a subsequent specified date not more than three business days prior to the date of such letter, there was any change greater than 1% in the capital stock, or any increase greater than 1% in total debt, as compared with the latest available consolidated balance sheet; or

(E) if (and only if) any income statement for the Parent is available for any period subsequent to the latest consolidated balance sheet included in the Disclosure Package or the Final Offering Memorandum, for the period from the closing date of the latest income statement included in the Disclosure Package or the Final Offering Memorandum to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year and with the period of corresponding length ended the date of the latest income statement included in the Disclosure Package or the Final Offering Memorandum, in consolidated total revenues or net income;

except in all cases set forth in clauses (C), (D) and (E) above for changes, increases or decreases which the Disclosure Package and the Final Offering Memorandum discloses have occurred or may occur or which are described in such letter;

(iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Final Offering Memorandum and the Disclosure Package (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Parent and its subsidiaries subject to the internal controls of the Parent’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter; and

(v) they have read any pro forma financial information which is included in the Disclosure Package or the Final Offering Memorandum and performed the additional procedures contemplated by Example D of Statement of Auditing Standards No. 72.

All financial statements and schedules included in material incorporated by reference into the Disclosure Package or the Final Offering Memorandum shall be deemed included in the Disclosure Package or the Final Offering Memorandum for purposes of this subsection.

(b) PSXP Comfort Letters. The Representatives, on behalf of the Initial Purchasers, shall have received a letter, dated as of the Execution Time, of Ernst & Young LLP, in form and substance satisfactory to the Representatives, with respect to the consolidated balance sheets of PSXP as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in members’ equity and cash flows of PSXP for each of the three years in the three-year period ended December 31, 2016, containing statements and information of the type ordinarily included in accountants’ “comfort letters”. The Representatives, on behalf of the Initial Purchasers, shall have received a letter, dated as of the Execution Time, of Deloitte & Touche LLP, in form and substance satisfactory to the Representatives, with respect to the consolidated balance sheets of each of DCP Sand Hills Pipeline, LLC (“Sand Hills”) and DCP Southern Hills Pipeline, LLC (“Southern Hills”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in members’ equity and cash flows of Sand Hills for the year ended December 31, 2016 and for the period from March 2, 2015 through December 31, 2015, and the related consolidated statements of operations, changes in members’ equity and cash flows of Southern Hills for each of the years in the two-year period ended December 31, 2016, containing statements and information of the type ordinarily included in accountants’ “comfort letters”.

(c) Material Adverse Change. Subsequent to the execution of the Terms Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Parent and its subsidiaries, taken as one enterprise, which, in the judgment of a majority in interest of the Initial Purchasers including any Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of the Offered Securities or any other debt securities of the Parent by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of the Offered Securities or any other debt securities of the Parent (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange or any suspension of trading of any securities of the Parent on any exchange or in the over-the-counter market; (iv) any banking moratorium declared by U.S. Federal or New York authorities; or (v) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of a majority in interest of the Initial Purchasers including any Representatives, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities.

(d) Opinion of Counsel for the Parent. The Representatives, on behalf of the Initial Purchasers, shall have received an opinion, dated the Closing Date, of Bracewell LLP, counsel for the Parent to the effect that:

(i) each of the Parent, the Guarantor, PDI and PSXP has been duly formed and each is validly existing and in good standing under the laws of the State of Delaware, with all corporate or limited partnership, as the case may be, power and authority to own its properties and conduct its business as described in the Disclosure Package and the Final Offering Memorandum;

(ii) the Indenture, the Registration Rights Agreement and the Terms Agreement (including this Agreement) have been duly authorized, executed and delivered by each of the Parent and the Guarantor, to the extent a signatory thereto; the Debt Securities have been duly authorized, executed, issued and delivered by the Parent in accordance with the provisions of the Indenture; the Indenture, the Registration Rights Agreement and the Debt Securities are valid and legally binding obligations of the Parent, enforceable against the Parent, in accordance with their terms, except in each case to the extent such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (whether considered in a proceeding in equity or at law); the Guarantee has been duly authorized, executed and delivered by the Guarantor in accordance with the provisions of the Indenture and is a valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (whether considered in a proceeding in equity or at law); and the Offered Securities, the Indenture and the Registration Rights Agreement conform in all material respects to the respective descriptions thereof contained in the Disclosure Package and the Final Offering Memorandum;

(iii) the Registered Securities to be issued pursuant to the Indenture have been duly authorized by the Parent, the related guarantee of the Registered Securities by the Guarantor has been duly authorized by the Guarantor, and when the Registered Securities are issued in accordance with the terms of the Indenture and the related guarantee of the Registered Securities is issued and has become effective in accordance with the terms of the Indenture, each will be valid and legally binding obligations of the Parent and the Guarantor, as the case may be, enforceable against the Parent and the Guarantor, as the case may be, in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (whether considered in a proceeding in equity or at law);

(iv) no consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required under the Delaware General Corporation Law, the laws of the State of Texas or the federal laws of the United States for the consummation of the transactions contemplated by the Terms Agreement (including the provisions of this Agreement) in connection with the issuance or sale of the Offered Securities by the Parent and the Guarantor, except (x) with respect to the Registration Rights Agreement and the transactions contemplated thereunder, the filing of one or more registration statements by the Parent and the Guarantor with the Commission pursuant to the Act, an order by the Commission declaring each such registration statement effective and the qualification of the Indenture under the Trust Indenture Act; and (y) as may be required under state securities or “blue sky” laws in connection with the purchase and distribution of the Offered Securities by the Initial Purchasers and with respect to the Registration Rights Agreement and the transactions contemplated thereunder;

(v) the execution, delivery and performance by the Parent and the Guarantor of the Indenture, the Offered Securities, the Registration Rights Agreement and the Terms Agreement (including the provisions of this

Agreement), as applicable, and the issuance and sale of the Debt Securities by the Parent and of the Guarantee by the Guarantor, and compliance by the Parent and the Guarantor with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Delaware General Corporation Law, the laws of the State of Texas or the federal laws of the United States; and the Parent has all necessary corporate power and authority to authorize, issue and sell the Debt Securities and the Guarantor has all necessary corporate power and authority to authorize and issue the Guarantee as contemplated by the Terms Agreement (including the provisions of this Agreement);

(vi) assuming the accuracy of the representations and warranties of the Parent, the Guarantor and the Initial Purchasers in the Terms Agreement (including the provisions of this Agreement) and the due performance by the Parent, the Guarantor and the Initial Purchasers of the agreements and undertakings contained therein, neither registration of the Offered Securities under the Act nor qualification of the Indenture under the Trust Indenture Act is required for (i) the offer, sale and delivery of the Offered Securities by the Parent and the Guarantor to the Initial Purchasers and (ii) the initial resale of the Offered Securities by the Initial Purchasers, in each case in the manner contemplated by the Terms Agreement (including the provisions of this Agreement), the Disclosure Package and the Final Offering Memorandum. Such counsel need not express any opinion, however, as to when or under what circumstances any Offered Securities sold by the Initial Purchasers may be reoffered or resold; and

(vii) none of the Parent, the Guarantor, PDI or PSXP is, nor after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Preliminary Offering Memorandum and the Final Offering Memorandum will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e) Opinion and Statement of Internal Counsel for the Parent. The Representatives, on behalf of the Initial Purchasers, shall have received an opinion and statement, dated the Closing Date, of Michael L. Riggs, Deputy General Counsel for the Parent, to the effect that:

(i) the Parent is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect;

(ii) the Parent has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Disclosure Package and the Final Offering

Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock of Phillips 66 Company have been duly and validly authorized and issued and are fully paid and non-assessable; except as set forth in the Final Offering Memorandum, all of the issued shares of capital stock of Phillips 66 Company, where applicable, are owned directly or indirectly by the Parent, free and clear of all liens, encumbrances, equities or claims;

(iii) the execution, delivery and performance by the Parent and Phillips 66 Company, as applicable, of the Indenture, the Registration Rights Agreement, the Offered Securities, the Guarantee and the Terms Agreement (including the provisions of this Agreement) and the issuance and sale of the Offered Securities and the Guarantee by the Parent and Phillips 66 Company, as applicable, the performance by the Parent and Phillips 66 Company under the Indenture, and compliance by the Parent and Phillips 66 Company, as applicable, with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any agreement or instrument to which the Parent or Phillips 66 Company is a party or by which the Parent or Phillips 66 Company is bound or to which any of the properties of the Parent or Phillips 66 Company is subject, in each case to the extent that such breach, violation or default could reasonably be expected to have a Material Adverse Effect, or the charter or by-laws of the Parent or Phillips 66 Company;

(iv) the descriptions in the Final Offering Memorandum of statutes, legal and governmental proceedings and contracts and other documents are accurate in all material respects and fairly present the information required to be shown; and

(v) such counsel does not know of any legal or governmental proceedings pending or threatened to which the Parent or any of its subsidiaries is a party or to which any of the properties of the Parent or any of its subsidiaries is subject that, in such counsel’s judgment, are required to be described in the Final Offering Memorandum and are not so described or of any contracts or other documents that are required to be described in the Final Offering Memorandum that are not described or filed as required.

Such counsel shall also state that such counsel has participated in conferences with officers and other representatives of the Parent, representatives of the independent registered public accounting firm of the Parent, representatives of the Initial Purchasers and counsel to the Initial Purchasers at which the contents of the Final Offering Memorandum and the Disclosure Package were discussed and, although such counsel did not independently verify such information and is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Final Offering Memorandum and the Disclosure Package, on the basis of the foregoing no facts came to such counsel’s attention that led such counsel to believe that the Final Offering Memorandum (other than the financial statements and schedules, the notes thereto and the auditors’ report thereon, management’s report on internal control over financial reporting, if any, and the other financial, numerical, statistical and accounting data included or incorporated by reference therein, or omitted therefrom, as to which such counsel need not comment) as of its date or as of the Closing Date included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or that the Disclosure Package (other than the financial statements and schedules, the notes thereto and the auditors’ report thereon, management’s report on internal control over financial reporting, if any, and the other financial, numerical, statistical and accounting data included or incorporated by reference therein, or omitted therefrom, as to which such counsel need not comment) as of the Execution Time included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) Opinion of Counsel for the Initial Purchasers. The Representatives, on behalf of the Initial Purchasers, shall have received from Cravath, Swaine & Moore LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the incorporation of the Parent and the Guarantor, the validity of the Offered Securities, the Final Offering Memorandum, the Disclosure Package and other related matters as the Representatives may require, and the Parent and the Guarantor shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(g) Officers’ Certificate. The Representatives, on behalf of the Initial Purchasers, shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer or Treasurer of the Parent in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Parent in this Agreement are true and correct, that each of the Parent and the Guarantor has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, that, subsequent to the date of the most recent financial statements of the Parent incorporated by reference in the Final Offering Memorandum, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Parent and its subsidiaries taken as a whole except as set forth in or contemplated by the Disclosure Package and the Final Offering Memorandum or as described in such certificate.

(h) Bringdown Comfort Letters. The Representatives, on behalf of the Initial Purchasers, shall have received letters, dated the Closing Date, of Ernst & Young LLP and Deloitte & Touche LLP, as applicable, which meet the requirements of subsections (a) and (b) of this Section, except that the specified date referred to in such subsections will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

(i) The Parent will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Initial Purchasers compliance with any conditions to the obligations of the Initial Purchasers under this Agreement and the Terms Agreement.

If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, the Terms Agreement and this Agreement may be terminated by the Representatives by notice to the Parent at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party except as provided in Section 4(i) and except that Sections 2, 4, 7, 9 and 16 hereof shall survive any such termination and remain in full force and effect.

6. Offer, Sale and Resale Procedures. Each of the Initial Purchasers, on the one hand, and the Parent and the Guarantor, on the other hand, hereby agree to observe the following procedures in connection with the offer and sale of the Offered Securities:

(a) Offers and sales of the Offered Securities will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be “qualified institutional buyers” (within the meaning of Rule 144A) or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Offered Securities may be made in reliance upon Regulation S upon the terms and conditions set forth in Schedule C to the Terms Agreement, which Schedule C is hereby expressly made a part hereof.

(b) The Offered Securities will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502 under the Act) will be used in the United States in connection with the offering of the Securities.

(c) Upon original issuance by the Parent, and until such time as the same is no longer required under the applicable requirements of the Act, the Offered Securities (and all Exchange Securities and other securities issued in exchange therefor or in substitution thereof, other than the Registered Securities) shall bear the following legend:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE

SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

Following the resale of the Offered Securities by the Initial Purchasers to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Parent or the Guarantor for any losses, damages or liabilities suffered or incurred by the Parent or the Guarantor, including any losses, damages or liabilities under the Act, arising from or relating to any resale or transfer of any Offered Security.

7. Indemnification and Contribution.

(a) Indemnification of the Initial Purchasers. The Parent will indemnify and hold harmless each Initial Purchaser, its partners, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities, joint or several, to which such Initial Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum, the Disclosure Package, any Company Additional Written Communication, the Final Offering Memorandum, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Initial Purchaser for any legal or other expenses reasonably incurred by such Initial Purchaser in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Parent will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Parent by any Initial Purchaser through the Representatives, if any, specifically for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in the Terms Agreement.

(b) Indemnity of the Parent and the Guarantor. Each Initial Purchaser will severally and not jointly indemnify and hold harmless the Parent and Phillips 66 Company, their respective directors and officers and each person, if any, who controls the Parent or Phillips 66 Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Parent or Phillips 66 Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum, the Disclosure Package, any Company Additional Written Communication, the Final Offering Memorandum, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Parent by such Initial Purchaser through the Representatives, if any, specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Parent or Phillips 66 Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in the Terms Agreement.

(c) Notice and Procedures. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify in writing the indemnifying party of the commencement thereof; but the omission so to notify in writing the indemnifying party (i) will not relieve it from liability under subsection (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Parent and the Guarantor, on the one hand and the Initial Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Parent and the Guarantor, on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Parent and the Guarantor on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Parent bear to the total fees paid to (including any discounts and commissions received by) the Initial Purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Parent or the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it and distributed to the Subsequent Purchasers were offered to the Subsequent Purchasers exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.

(e) Non-Exclusive Remedies. The obligations of the Parent under this Section shall be in addition to any liability which the Parent may otherwise have and shall extend, upon the same terms and conditions, to the partners, directors, officers and each person, if any, who controls any Initial Purchaser within the meaning of the Act; and the obligations of the Initial Purchasers under this Section shall be in addition to any liability which the respective Initial Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each director of the Parent or Phillips 66 Company and to each person, if any, who controls the Parent or Phillips 66 Company within the meaning of the Act.

(f) The Parent and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations in subsection (d) above.

8. Default of Initial Purchasers. If any Initial Purchaser or Initial Purchasers default in their obligations to purchase Offered Securities under the Terms Agreement (including the provisions of this Agreement) and the aggregate principal amount of Offered Securities that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, the Representatives may make arrangements satisfactory to the Parent for the purchase of such Offered Securities by other persons, including any of the Initial Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Initial Purchasers shall be obligated severally, in proportion to their respective commitments under the Terms Agreement (including the provisions of this Agreement), to purchase the Offered Securities that such defaulting Initial Purchasers agreed but failed to purchase. If any Initial Purchaser or Initial Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to the Representatives and the Parent for the purchase of such Offered

Securities by other persons are not made within 36 hours after such default, the Terms Agreement (including the provisions of this Agreement) will terminate without liability on the part of any non-defaulting Initial Purchaser and the Parent, except as provided in Section 9. As used in this Agreement, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section. Nothing herein will relieve a defaulting Initial Purchaser from liability for its default.

9. Survival of Certain Representations and Obligations. The respective indemnities, agreements, rights of contribution, representations, warranties and other statements of the Parent or the Guarantor or their respective officers and of the several Initial Purchasers set forth in or made pursuant to the Terms Agreement (including the provisions of this Agreement) will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Initial Purchaser or the Parent, the Guarantor or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the Terms Agreement is terminated pursuant to Section 8 or if for any reason the purchase of the Offered Securities by the Initial Purchasers is not consummated, the Parent shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 4(i) and the respective obligations of the Parent and the Initial Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Initial Purchasers is not consummated for any reason other than solely because of the termination of the Terms Agreement pursuant to Section 8 or the occurrence of any event specified in clause (iii), (iv) or (v) of Section 5(b), the Parent will reimburse the Initial Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

10. No Fiduciary Duty. The Parent hereby acknowledges and agrees that (i) the purchase and sale of any Offered Securities pursuant to this Agreement and the applicable Terms Agreement is an arm’s-length commercial transaction between the Parent and the Guarantor, on the one hand, and the Initial Purchasers and any affiliate through which it may be acting, on the other, (ii) the Initial Purchasers are acting as principal and not as an agent, financial advisor or fiduciary of the Parent or the Guarantor and (iii) the Parent’s engagement of the Initial Purchasers in connection with any offering and the process leading up to the offering of any Offered Securities is as independent contractors and not in any other capacity. Furthermore, the Parent agrees that it is solely responsible for making its own judgments in connection with any offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Parent or Phillips 66 Company on related or other matters). The Parent agrees that it will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Parent or the Guarantor, in connection with such offering or the process leading thereto.

11. Notices. All communications hereunder will be in writing and, if sent to the Initial Purchasers, will be mailed, delivered or sent by facsimile and confirmed to them at their address furnished to the Parent in writing for the purpose of communications hereunder or, if sent to the Parent, will be mailed, delivered or sent by facsimile and confirmed to it at Phillips 66, Houston Operations Center, 1075 W. Sam Houston Parkway N. Suite 200, Houston, TX 77043, Facsimile: (832) 765-9870, Attention: Treasurer, or such other address as the Parent may notify the Initial Purchasers.

12. Successors. The Terms Agreement (including the provisions of this Agreement) will inure to the benefit of and be binding upon the Parent, the Guarantor and such Initial Purchasers as are identified in the Terms Agreement and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

13. Representation of Initial Purchasers. Any Representatives will act for the several Initial Purchasers in connection with the financing described in the Terms Agreement, and any action under such Terms Agreement (including the provisions of this Agreement) taken by the Representatives will be binding upon all the Initial Purchasers.

14. Counterparts. The Terms Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

15. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

16. Applicable Law. This Agreement and the Terms Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

17. Jurisdiction. Each of the Parent and the Guarantor hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to the Terms Agreement (including the provisions of this Agreement) or the transactions contemplated thereby.

18. Waiver of Jury Trial. Each of the Parent and the Guarantor and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Phillips 66 (the “Parent”)

Debt Securities

fully and unconditionally guaranteed by Phillips 66 Company

TERMS AGREEMENT

April 11, 2017

To:	The Representatives of the Initial Purchasers identified herein

Ladies	& Gentlemen:

The Parent agrees to sell to the several Initial Purchasers named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Purchase Agreement dated April 11, 2017 (“Purchase Agreement”), the following securities (“Offered Securities”) on the following terms:

Title:	$300,000,000 Floating Rate Notes Due 2019 (“2019 Notes”).

$300,000,000 Floating Rate Notes Due 2020 (“2020 Notes”).

Principal Amount:	$300,000,000 of 2019 Notes.

$300,000,000 of 2020 Notes.

Interest:	Floating rate equal to three-month LIBOR plus 0.65% per annum on the 2019 Notes from April 21, 2017, payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing July 17, 2017 (the next succeeding business day after July 15, 2017).

Floating rate equal to three-month LIBOR plus 0.75% per annum on the 2020 Notes from April 21, 2017, payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing July 17, 2017 (the next succeeding business day after July 15, 2017).

Maturity:	April 15, 2019 for the 2019 Notes.

April 15, 2020 for the 2020 Notes.

Optional Redemption: The Parent may elect to redeem any or all of the notes of a series beginning on the first business day after the date that is one year following the date of issuance of the Offered Securities and at any time thereafter, upon 30 days’ notice, at a price equal to the principal amount of notes redeemed plus accrued but unpaid interest to, but not including, the redemption date. If any notes are exchanged for Exchange Securities, Phillips 66 Partners may elect to redeem the

Exchange Securities, in whole and not in part, at any time beginning on the later of the issuance date of such Exchange Notes and the first business day after the date that is one year following the date of the initial issuance of the notes, upon 30 days’ notice to the holders of such Exchange Securities, at a price equal to the principal amount of Exchange Securities redeemed plus accrued but unpaid interest to, but not including, the redemption date

Sinking Fund: None.

Listing: None.

Purchase Price: 99.70% of principal amount of the 2019 Notes and 99.65% of principal amount of the 2020 Notes, plus, in each case, accrued interest, if any, from April 21, 2017.

Initial Purchasers’ Fee: 0.30% of principal amount of the 2019 Notes and 0.35% of principal amount of the 2020 Notes.

Expected Reoffering Price: 100.00% of principal amount of the 2019 Notes, and 100.00% of principal amount of the 2020 Notes, in each case subject to change by the Representatives.

Closing: 10 A.M., New York City time, on April 21, 2017, at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 in Federal (same day) funds.

Settlement and Trading: Book-Entry Only via DTC.

Blackout: Until 14 days after the Closing Date.

Names and Addresses of Representatives:

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

BNP Paribas Securities Corp.

787 7th Avenue

New York, NY 10019

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, NY 10281

TD Securities (USA) LLC

31 West 52nd Street

New York, NY 10019

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Execution Time: 5:00 p.m., New York City time, on the date hereof.

The respective principal amounts of the Offered Securities to be purchased by each of the Initial Purchasers are set forth opposite their names in Schedule A hereto.

The provisions of the Purchase Agreement are incorporated herein by reference. Capitalized terms used but not defined herein shall have the respective meanings given such terms in the Purchase Agreement.

Each of the Initial Purchasers severally and not jointly represents and warrants to, and agrees with, the Parent that:

(a) it will offer and sell Offered Securities only to (i) persons who it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A in transactions meeting the requirements of Rule 144A or (ii) upon the terms and conditions set forth in Schedule C hereto;

(b) it is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Act; and

(c) it will not offer or sell Offered Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act.

For purposes of Sections 2 and 7 of the Purchase Agreement, the only information furnished to the Parent by the Representatives on behalf of any Initial Purchaser for use in the Preliminary Offering Memorandum consists of the following information in the Preliminary Offering Memorandum furnished on behalf of each Initial Purchaser: the fifth and eighth paragraphs and the third sentence of the seventh paragraph under the caption “Plan of Distribution” in the Preliminary Offering Memorandum and the Final Offering Memorandum.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Initial Purchaser has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Offered Securities which are the subject of the offering contemplated by the Preliminary Offering Memorandum and the Final Offering Memorandum to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

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(b) to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of the Offered Securities shall require the Parent, the Guarantor or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Offered Securities to the public” in relation to any Offered Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to purchase or subscribe the Offered Securities , as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression. “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each Initial Purchaser has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Offered Securities in circumstances in which Section 21(1) of the FSMA does not apply to Phillips 66 or Phillips 66 Company and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

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Very truly yours,

Phillips 66

By:	/s/ John D. Zuklic
John D. Zuklic
Vice President and Treasurer

Phillips 66 Company

By:	/s/ John D. Zuklic
John D. Zuklic
Vice President and Treasurer

The foregoing Terms Agreement is hereby confirmed

and accepted as of the date first above written.

Deutsche Bank Securities Inc.

BNP Paribas Securities Corp.

RBC Capital Markets, LLC

TD Securities (USA) LLC

Acting on behalf of themselves and as

the Representatives of the several Initial Purchasers.

The foregoing Terms Agreement is hereby confirmed

and accepted as of the date first above written.

Acting on behalf of themselves and as

the Representatives of the several Initial Purchasers.

Deutsche Bank Securities Inc.

By:	/s/ Mary Hardgrove
Mary Hardgrove
Managing Director

By:	/s/ John Han
John Han
Director

The foregoing Terms Agreement is hereby confirmed

and accepted as of the date first above written.

Acting on behalf of themselves and as

the Representatives of the several Initial Purchasers.

BNP Paribas Securities Corp.

By:	/s/ Andrew Shapiro
Andrew Shapiro
Managing Director

The foregoing Terms Agreement is hereby confirmed

and accepted as of the date first above written.

Acting on behalf of themselves and as the Representatives of the several Initial Purchasers.

RBC Capital Markets, LLC

By:	/s/ Scott G. Primrose
Scott G. Primrose
Authorized Signatory

The foregoing Terms Agreement is hereby confirmed

and accepted as of the date first above written.

Acting on behalf of themselves and as
the Representatives of the several Initial Purchasers.

TD Securities (USA) LLC

By:	/s/ Elsa Wang
Elsa Wang
Director

SCHEDULE A

Initial Purchaser	Principal Amount of 2019 Notes	Principal Amount of 2020 Notes
Deutsche Bank Securities Inc.	$51,000,000.00	$51,000,000.00
BNP Paribas Securities Corp.	51,000,000.00	51,000,000.00
RBC Capital Markets, LLC	51,000,000.00	51,000,000.00
TD Securities (USA) LLC	51,000,000.00	51,000,000.00
Barclays Capital Inc.	10,500,000.00	10,500,000.00
Citigroup Global Markets Inc.	10,500,000.00	10,500,000.00
Credit Suisse Securities (USA) LLC	10,500,000.00	10,500,000.00
Goldman, Sachs & Co.	10,500,000.00	10,500,000.00
J.P. Morgan Securities LLC	10,500,000.00	10,500,000.00
Mizuho Securities USA Inc.	10,500,000.00	10,500,000.00
MUFG Securities Americas Inc.	10,500,000.00	10,500,000.00
Scotia Capital (USA) Inc.	10,500,000.00	10,500,000.00
BNY Mellon Capital Markets, LLC	1,091,000.00	1,091,000.00
Commerz Markets LLC	1,091,000.00	1,091,000.00
Credit Agricole Securities (USA) Inc.	1,091,000.00	1,091,000.00
HSBC Securities (USA) Inc.	1,091,000.00	1,091,000.00
Lloyds Securities Inc.	1,091,000.00	1,091,000.00
Lebenthal & Co., LLC	1,091,000.00	1,091,000.00
SMBC Nikko Securities America, Inc.	1,091,000.00	1,091,000.00
SunTrust Robinson Humphrey, Inc.	1,091,000.00	1,091,000.00
UniCredit Capital Markets LLC	1,091,000.00	1,091,000.00
U.S. Bancorp Investments, Inc.	1,091,000.00	1,091,000.00
Wells Fargo Securities, LLC	1,090,000.00	1,090,000.00

Total	$300,000,000	$300,000,000

A-1

SCHEDULE B

Schedule of Pricing Supplements included in the Disclosure Package

1. Pricing Supplement dated April 11, 2017, relating to the final terms of the Offered Securities.

B-1

SCHEDULE C

Resale Pursuant to Regulation S. Each Initial Purchaser agrees that, other than in respect of offers and sales made pursuant to Rule 144A:

(a) It has not offered or sold and will not offer or sell the Offered Securities in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Offered Securities pursuant hereto and the Closing Date, other than in accordance with Regulation S or another exemption from the registration requirements of the Act. Each Initial Purchaser further agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Offered Securities (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Offered Securities, except such advertisements as permitted by and include the statements required by Regulation S.

Each Initial Purchaser agrees that, at or prior to confirmation of a sale of Offered Securities by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 of Regulation S, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Securities were first offered to persons other than distributors in reliance on Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Act (or in accordance with Rule 144A under the Act or to accredited investors in transactions that are exempt from the registration requirements of the Act), and in connection with any subsequent sale by you of the Securities covered hereby in reliance on Regulation S under the Act during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S under the Act.”

Such Initial Purchaser agrees that the Offered Securities offered and sold in reliance on Regulation S will be represented upon issuance by a global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of Regulation S and only upon certification of beneficial

C-1

ownership of such Offered Securities by non-U.S. persons or U.S. persons who purchased such Offered Securities in transactions that were exempt from the registration requirements of the Act.

C-2